Exhibit 99.1

CKE RESTAURANTS, INC. REPORTS THIRD QUARTER RESULTS

•	Company reports second successive profitable quarter; reports net income of $2.2 million, or $0.04 per diluted share

•	Consolidated revenue increases for second quarter in a row to $334.8 million, a 7 percent increase over the prior year

•	Consolidated operating income for the third quarter increases 19 percent year-over-year — to $12.3 million

•	Same-store sales increase at major brands for second quarter in a row; increase 5.4 percent and 6.8 percent at company-operated Carl’s Jr. and Hardee’s restaurants, respectively

•	Restaurant-level margins at Carl’s Jr. improve 90 basis points over the prior-year quarter — from 19.8 percent in the prior-year to 20.7 percent in the current year

•	Restaurant-level margins at Hardee’s improve 40 basis points over the second quarter — from 11.5 percent in the second quarter to 11.9 percent in the third quarter

•	As of December 10, 2003, 97 percent of the Hardee’s system has been converted to the new Thickburger™ menu

SANTA BARBARA, CA. — December 10, 2003 — CKE Restaurants, Inc. (NYSE:CKR) announced today third quarter results and the filing of its Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) for the quarter ended November 3, 2003.

EXECUTIVE COMMENTARY

     Commenting on the Company’s performance, Andrew F. Puzder, President and Chief Executive Officer said, “Same-store sales at company-operated Carl’s Jr. restaurants increased 5.4 percent this quarter. Revenues at company-operated Carl’s Jr. restaurants increased $7.1 million, or 6.3 percent, over the prior-year quarter. Contributing to increases in same-store sales and revenue were new product introductions, including The Western Bacon Six Dollar Burger™ and the BBQ Ranch Charbroiled Chicken Sandwich™. The net addition of three company-operated Carl’s Jr. restaurants over the past year also contributed to revenues. An emphasis on higher-priced, premium products supported average guest check this quarter, which climbed $0.39 year-over-year, or 7.6 percent, to $5.53 at company-operated restaurants this quarter.”

     “The recent spike in the price of beef has impacted the entire burger QSR segment. However, Carl’s Jr. was able to maintain strong restaurant-level margins this quarter. Restaurant-level margins at company-operated Carl’s Jr. restaurants increased 90 basis points year-over-year to 20.7 percent. Operating income at Carl’s Jr. increased $2.5 million this quarter, or 23.3 percent, over the prior-year quarter.”

     “At Hardee’s, same-store sales at company-operated restaurants increased 6.8 percent over a prior-year decline of 3.5 percent. Revenue from company-operated Hardee’s restaurants increased nearly $8 million, or 6 percent over the prior-year quarter. Average guest check increased 10 percent year-over-year — to $4.35 from $3.94 in the prior-year quarter.”

     “Restaurant-level margins of 11.9 percent in the third quarter showed a 40 basis point improvement over the second quarter. However, restaurant-level margins declined 120 basis points from the prior-year quarter due primarily to recent increases in commodity prices, in particular the price of beef. To address increased costs, Hardee’s took a price increase effective November 4 and is implementing a number of margin improvement initiatives aimed at reducing costs while maintaining the quality of our products. Despite recent cost pressures, Hardee’s contributed $77,000 to operating income this quarter.”

     “On a consolidated basis, revenues increased for the second quarter in a row. Consolidated revenue for the quarter was $334.8 million, a 7 percent increase over the prior year. Consolidated operating income increased 19 percent this quarter over the prior-year quarter to $12.3 million. Net income for the third quarter was $2.2 million, or $0.04 per diluted share, versus net income of $9.5 million, or $0.16 per diluted share, in the prior-year quarter. Prior year results benefited from $9.2 million in gains related to a federal income tax benefit of $5.4 million, a $3.1 million gain on the sale of Checkers Drive-In Restaurants, Inc. stock, and a gain on the retirement of debt of approximately $700,000.”

     “Today, we reported period 11 same-store sales in which Carl’s Jr. and Hardee’s reported increases of 3.1 percent and 6.1 percent, respectively. This is the fifth successive period of same-store sales increases at both brands.”

     CKE Restaurants, Inc., through its subsidiaries, franchisees and licensees, operates 3,284 restaurants, including 1,003 Carl’s Jr. restaurants, 2,134 Hardee’s restaurants, and 100 La Salsa Fresh Mexican Grills in 44 states and in 14 countries.

SEC FILINGS

     The Company’s filings with the SEC are available to investors at www.shareholder.com/cke/investors.cfm.

CONFERENCE CALL

     The Company will host a conference call and web cast to discuss its first quarter results on December 11, 2003 at 11:30 a.m. (EST) / 8:30 a.m. (PST). The Company invites investors to listen to the live audio cast of the conference call at http://www.shareholder.com/cke/medialist.cfm.

SAFE HARBOR DISCLOSURE

     Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals, and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

     Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended

	November 3, 2003	November 4, 2002	November 3, 2003	November 4, 2002

Revenue:
Company-operated restaurants	$271,026	$255,865	$881,237	$867,144
Franchised and licensed restaurants and other	63,751	56,964	206,817	197,653

Total revenue	334,777	312,829	1,088,054	1,064,797

Operating costs and expenses:
Restaurant operations:
Food and packaging	81,600	73,735	262,549	249,549
Payroll and other employee benefit expenses	86,687	81,402	284,232	277,565
Occupancy and other operating expenses	60,465	59,491	201,356	191,141

	228,752	214,628	748,137	718,255
Franchised and licensed restaurants and other	49,962	43,105	163,376	150,561
Advertising expenses	16,719	16,710	54,302	55,472
General and administrative expenses	25,777	27,271	82,232	88,292
Facility action charges, net	1,301	765	3,193	5,827

Total operating costs and expenses	322,511	302,479	1,051,240	1,018,407

Operating income	12,266	10,350	36,814	46,390
Interest expense	(9,947)	(9,588)	(31,149)	(32,321)
Other income (expense), net	(76)	3,904	(487)	11,806

Income before income taxes, discontinued operations and Cumulative effect of accounting change for goodwill	2,243	4,666	5,178	25,875
Income tax expense (benefit)	192	(5,393)	622	(8,143)

Income from continuing operations	2,051	10,059	4,556	34,018
Income (loss) from operations of discontinued segment (net of income tax benefit of $21, $30, $47 and $26 For the twelve weeks ended November 3, 2003, the twelve weeks ended November 4, 2002, the forty weeks ended November 3, 2003 and the forty weeks ended November 4, 2002, respectively)	111	(556)	(1,955)	(568)

Income before cumulative effect of accounting change for Goodwill	2,162	9,503	2,601	33,450
Cumulative effect of accounting change for goodwill	—	—	—	(175,780)

Net income (loss)	$2,162	$9,503	$2,601	$(142,329)

Basic income (loss) per common share:
Continuing operations	$0.04	$0.18	$0.07	$0.60
Discontinued operations (including loss on discontinued Segment)	—	(0.01)	(0.03)	(0.01)

Income before cumulative effect of accounting Change for goodwill	0.04	0.17	0.04	0.59
Cumulative effect of accounting change for goodwill	—	—	—	(3.11)

Net income (loss)	$0.04	$0.17	$0.04	$(2.52)

Diluted income (loss) per common share:
Continuing operations	$0.04	$0.17	$0.07	$0.59
Discontinued operations (including loss on Discontinued segment)	—	(0.01)	(0.03)	(0.01)

Income before cumulative effect of accounting Change for goodwill	0.04	0.16	0.04	0.58
Cumulative effect of accounting change for goodwill	—	—	—	(3.03)

Net income (loss)	$0.04	$0.16	$0.04	$(2.45)

Weighted-average common shares outstanding:
Basic	59,183	57,243	59,096	56,483
Dilutive effect of stock options	1,304	1,896	1,063	1,610

Diluted	60,487	59,139	60,159	58,093

These statements should be read in conjunction with the Company’s Quarterly
Report on Form 10-Q for the quarter ended November 3, 2003

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